For Immediate Release

Contact:
China Sky One Medical, Inc.	CCG Elite Investor Relations Inc.
Ms. Xiaoyan Han, CFO	Mr. Crocker Coulson, President
Phone: 1335-999-3681	Phone: +1-646-213-1915 (New York)
tdrhan@163.com	Email: crocker.coulson@ccgir.com

China Sky One Medical, Inc. Closes Acquisition of
Heilongjiang Tianlong Pharmaceutical, Inc.

HARBIN, China, April 9, 2008—China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (OTC Bulletin Board: CSKI), a leading manufacturer, marketer, and distributor of over the counter pharmaceuticals for external use in the People’s Republic of China (“PRC”) and international markets, today announced that it has closed its acquisition of Heilongjiang Tianlong Pharmaceutical, Inc. (“Tianlong”), an external-use drug manufacturing specialty pharmaceutical company. The acquisition was announced on February 29, 2008 and closed on April 3, 2008.

Under the terms of the agreement, China Sky One Medical’s wholly-owned subsidiary, Harbin Tian Di Ren Medical Science and Technology Company, acquired 100% of Tianlong’s outstanding capital stock for a cash payment of approximately $8.0 million and $300,000 of China Sky One Medical’s common shares. As a result, China Sky One Medical acquired all of Tianlong’s assets, including approximately $0.5 million in inventory, land use rights, GMP-certified manufacturing facilities, state-of-the-art manufacturing equipment, a research and development (“R&D”) center, 69 approved drugs (in 98 forms) and a portfolio of 38 new drugs, all of which have been submitted to the State Food and Drug Administration of China (“SFDA”) for approval.

“We are excited about this strategic acquisition, which we expect to contribute to our earnings, broaden our product lines and enhance our manufacturing and R&D capabilities. We plan to use our extensive sales and marketing expertise and the benefits of scale to boost Tianlong’s sales and bottom line,” said Mr. Yan-qing Liu, Chairman and CEO of China Sky One Medical, Inc.

Based on unaudited financial results, Tianlong generated revenue in 2007 of $5.2 million and a net profit margin of 13%. China Sky One Medical expects Tianlong to be accretive to earnings in 2008, with an estimated revenue of about $7.5 million and net profit of about 30%.

About Heilongjiang Tianlong Pharmaceutical, Inc.

Founded in 2000, Heilongjiang Tianlong Pharmaceutical, Inc. (“Tianlong”) is a specialty pharmaceutical company which develops, manufactures, and distributes drugs for external use. Tianlong’s lead products include externally applied treatments for dermatitis and eczema. Additionally, Tianlong recently introduced an injectable drug for the treatment of coronary heart disease and cardiomyopathy. Through its GMP-certified manufacturing facilities and R&D center, Tianlong develops and manufactures drugs in various forms. Tianlong’s distribution networks covers approximately one third of China, primarily in the northeast and northwest regions.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company whose principal operations are through its subsidiaries, which are engaged in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic kit products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company (''TDR'') and Harbin First Bio- Engineering Company Limited ("First"), the Company manufactures and distributes over-the- counter pharmaceutical products as its primary revenue source. For more information, visit http://www.skyonemedical.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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